Jefferies LLC Member SIPC Presentation to Special Committee August 10, 2020 / Confidential Project Therato Exhibit (c)(4)

Disclaimer The following pages contain material provided to the special committee of the board of directors (the “Special Committee”) of Cellular Biomedicine Group, Inc. (“CBMG” or the “Company”) by Jefferies LLC (“Jefferies”) in connection with a potential transaction involving the acquisition of CBMG by a consortium led by Mr. Bizuo (Tony) Liu, the Chief Executive Officer of CBMG, certain other senior management members of CBMG, Yungfeng Capital and TF Capital Ranok Ltd., and which Consortium also includes Dangdai International Group Co., Limited, Mission Right Limited, Velvet Investment Limited (“GIC”), Casdin Capital, Viktor Pan, Zheng Zhou, Li (Helen) Zhang, Chengxiang (Chase) Dai, Yihong Yao, OPEA SRL, Wealth Map Holdings Limited, Earls Mill Limited, Maplebrook Limited and Full Moon Resources Limited (collectively, the “Consortium Members” and the consortium so formed, the “Consortium”). These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are for the use of the Special Committee (in its capacity as such) in its evaluation of a possible transaction involving the Company and the Consortium and may not be used for any other purpose without Jefferies’ written consent. The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and the Special Committee mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies imposing any limitation of any kind. i

Table of Contents Transaction Summary 1 CBMG Overview 2 Financial Analysis 3 Appendix Tab Page 1 4 8 ii

Transaction Summary 1

Transaction Overview Acquiror: Consortium, led by Mr. Bizuo (Tony) Liu, certain other senior management members of the Company, Yungfeng Capital and TF Capital Ranok Ltd., and which Consortium also includes Dangdai International Group Co., Limited, Mission Right Limited, Velvet Investment Limited (“GIC”), Casdin Capital, Viktor Pan, Zheng Zhou, Li (Helen) Zhang, Chengxiang (Chase) Dai, Yihong Yao, OPEA SRL, Wealth Map Holdings Limited, Earls Mill Limited, Maplebrook Limited and Full Moon Resources Limited Target: Cellular Biomedicine Group, Inc. Transaction Structure: CBMG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CBMG Holdings, a legal entity controlled by the Consortium, will merge with and into CBMG, with CBMG surviving the merger as a wholly owned subsidiary of Parent (the “Transaction”) Consideration: $19.75 in cash per CBMG share ($411.4 million (2),(3) implied equity value / $410.2 (2),(3),(4) million implied enterprise value) Net Cash: $1.1 million (4) Financing: Combination of cash and rollover of existing equity interests in the Company funded by the Consortium Members or their respective affiliates (5) Consortium does not anticipate requiring debt financing Certain Conditions: Approval of the Transaction by the Special Committee Approval of the Transaction by stockholders holding at least a majority of all the issued and outstanding shares of common stock of the Company other than such shares held by any Consortium Member or their respective affiliates Expected Announcement: August 11, 2020 Termination Fees: Parent Termination Fee: $24.0 million Termination Fee: $12.0 million Termination During Go-Shop: $6.0 million Summary of Selected Transaction Terms (1) Based on the draft merger agreement dated August 10, 2020 and offer price as negotiated between the Special Committee and the Consortium on August 8, 2020. Total diluted shares calculated at Consortium proposed purchase price of $19.75 per share. Fully Diluted Equity Value = Share Price * (Common Shares Outstanding + Restricted Stock Units + Options per Treasury Stock Method + Shares Underlying Convertible Interim Financing). Common Shares Outstanding at August 10, 2020: 19,432,979 shares, per CBMG Management. Time-based Restricted Stock Units at August 10, 2020: 146,300 shares. Excludes out-of-the-money Performance-based Restricted Stock Units, per CBMG Management. Stock Options Outstanding as of August 10, 2020: 1,694,119, with $12.21 Weighted Average Exercise Price, per CBMG Management. Per terms of the interim financing facility provided by Winsor Capital, the first $7 million will be converted into equity at the lower of $19.50 per share or a 15% discount to the 30-day VWAP. Assumes VWAP equal to the current trading price. As of June 30, 2020, cash balance of $13.6 million and adjusted debt balance of $12.5 million, which reflects treatment of $7 million tranche of interim financing as equity, per the conversion terms. Novartis is not a member of the Consortium, but it is anticipated that Novartis will also roll over its 1,458,257 common shares as part of the Transaction. 2

Summary of CBMG Market Data and Implied Transaction Statistics ($ in millions, except per share data) Source: CBMG public filings, CBMG website, Wall Street research, Capital IQ and CBMG Management. Note: 52-week high and 52-week low stock prices based on intraday stock prices. Fully Diluted Equity Value = Share Price * (Common Shares Outstanding + Restricted Stock Units + Options per Treasury Stock Method + Shares Underlying Convertible Interim Financing). Common Shares Outstanding at August 10, 2020: 19,432,979 shares, per CBMG Management. At November 8, 2019: 19,280,612 shares, per CBMG Management. Time-based Restricted Stock Units as of August 10, 2020: 146,300, per CBMG Management. As of November 8, 2019: 227,951. Excludes out-of-the-money Performance-based Restricted Stock Units, per CBMG Management. Stock Options Outstanding as of August 10, 2020: 1,694,119, with $12.21 Weighted Average Exercise Price, per CBMG Management. As of November 8, 2019: 1,797,516, with $12.36 Weighted Average Exercise Price, per CBMG Management. As of June 30, 2020, per terms of the interim financing facility provided by Winsor Capital, the first $7 million will be converted into equity at the lower of $19.50 per share or a 15% discount to the 30-day VWAP. Assumes VWAP equal to the current trading price. As of June 30, 2020, cash balance of $13.6 million and adjusted debt balance of $12.5 million, which reflects treatment of $7 million tranche of interim financing as equity, per the conversion terms. 3

CBMG Overview 4

Ownership Summary Last Twelve Months Stock Price Performance (3) Financial Summary (Wall Street Research Analysts’ Estimates) Market Summary Public Market Overview Source: Public filings, Bloomberg, Wall Street research, Capital IQ as of August 10, 2020, Wall Street research analysts’ estimates, and share ownership figures provided by the Consortium. Fully Diluted Shares Outstanding calculated using the treasury stock method. Per Company, there were (as of August 10, 2020) 19.433 million basic shares outstanding and 1.694 million options outstanding to purchase common shares at a weighted average exercise price of $12.21. Time-based Restricted Stock Units as of August 10, 2020: 146,300. As of August 10, 2020, per terms of the interim financing facility provided by Winsor Capital, the first $7 million will be converted into equity at the lower of $19.50 per share or a 15% discount to the 30-day VWAP. Assumes VWAP equal to the current trading price. As of June 30, 2020, cash balance of $13.6 million and adjusted debt balance of $12.5 million, which reflects treatment of $7 million tranche of interim financing as equity, per the conversion terms. Based on daily closing stock prices. Represents Consortium member, or, in the case of Novartis, a shareholder that is not part of the Consortium but is anticipated to roll over its common shares as part of the Transaction. Per 13D filings, Wealth Map and Earls Mill are affiliates of Sailing Capital. Additional Consortium participants (and their respective ownership positions) include Zheng Zhou (1.9%), Tony Liu (1.2%), other senior management members of the Company (0.5%), and OPEA SRL (0.1%). Consortium members and Novartis hold approximately 51.5% of common shares outstanding as of August 9, 2020. Volume (000s) Stock Price ($) (1) (2) (2) (4) (4) (4) (4) (4) (4) (4) (4) 5

CBMG Annotated Stock Price Performance — Last Twelve Months 11/11/19: Announced receipt of preliminary non-binding proposal, with offer price of $19.50 per share in cash 1/29/20: Announced a $16mm bridge loan facility from Winsor Capital Ltd., an affiliate of TF Capital Based on daily closing stock prices 11/6/19: Release of ASH abstract with initial data for three patients treated in CBMG’s Phase 1 study for its Anti-BCMA CAR 2/24/20: Announced receipt of a new preliminary non-binding proposal in which the Consortium was expanded, which increased the Consortium’s collective ownership from 23% to 45%(1) Source: CBMG website and press releases, and Capital IQ as of August 10, 2020. As noted in the Consortium’s February 21, 2020 letter, the Consortium was expanded to include Wealth Map and Earls Mill (affiliates of Sailing Capital), Maplebrook, Viktor Pan, Zheng Zou, and OPEA SRL. Increase in Consortium ownership position from 23% as of the November 11, 2019 letter to 45% as of the February 21, 2020 letter is primarily the result of the addition of these investors. The other change in Consortium ownership between the November 11, 2019 letter and the February 21, 2020 letter was TF Capital’s investment in CBMG’s interim financing, which is convertible to equity. Consortium 13D filings indicate that Maplebrook has left the Consortium and that Velvet Investment Limited (“GIC”) and Casdin Capital have joined the Consortium. Decrease in Consortium ownership position is the result of Maplebrook leaving the Consortium. Consortium 13D filings indicate that Hillhouse has left the Consortium and that Yunfeng Capital has joined the Consortium. Decrease in Consortium ownership position is the result of Hillhouse leaving the Consortium. The Consortium has indicated that it has added Maplebrook Limited and Full Moon Resources Limited. In addition, Novartis, which owns 1,458,257 common shares, is expected to roll its shares in this transaction. 3/30/20: Consortium 13D filings indicate changes to Consortium composition, which decreased the Consortium’s collective ownership from 45% to 40%(2) 6/24/20: Consortium 13D filings indicate changes to Consortium composition, which decreased the Consortium’s collective ownership from 40% to 38.5%(3) 8/8/20: Share ownership figures provided by the Consortium indicate that the collective ownership position of the Consortium and Novartis, which is anticipated to roll its shares in this transaction, is approximately 51.5% (4) 6

Volume Weighted Average Stock Price Overview Trading History Source: Capital IQ as of August 10, 2020; Consortium letter dated November 8, 2019. Based on daily closing stock prices. 52-week high and low based on intraday stock prices. Based on Current Stock Price (as of August 10, 2020) Closing stock price $14.97 30-Day VWAP(1) $15.04 LTM VWAP(1) $15.26 52-Week High(2)$18.99 52-Week Low(2)$10.98 LTM ADTV (000s)61.0 Nov. Consortium Letter (as of November 8, 2019) Closing stock price$17.67 30-Day VWAP(1) $16.82 LTM VWAP(1) $16.95 52-Week High(2)$20.63 52-Week Low(2)$10.98 LTM ADTV (000s)48.1 Last 12 Months (Nov. Consortium Letter)(1) Total Float: 12.2 million shares Shares Traded: 12.1 million shares % of Float: 99.6% Last 12 Months (Actual)(1) Total Float: 9.7 million shares Shares Traded: 15.4 million shares % of Float: 158.3% 7

Financial Analysis 8

Summary of Key Changes Since July 24, 2020 Discussion Materials Market data updated through August 10, 2020 Updated share capitalization per CBMG Management as of August 10, 2020 9

Selected CBMG Management Assumptions Product C-CAR088 AlloJoin ReJoin TIL AFP TCR-T Anti-19/20 BiCar Region China China China China China China Patient Population (2030) Addressable patients (3L MM): 10,062 # of patients treated: 1,509 Addressable patients (KOA): 68mm # of patients treated: 95,000 Addressable patients (KOA): 68mm # of patients treated: 3,500 Addressable patients (2L NSCLC): 780,828 # of patients treated: 6,247 Addressable patients (2L HCC): 278,359 # of patients treated: 4,454 Addressable patients(1): 3,880 # of patients treated: 1,940 Penetration Rate (2030) 15.0% 0.14% 0.005% 0.8% 1.6% 50.0% Probability of Success 40% 40% 40% 35% 10% 20% Launch Year 2024 2025 2026 2025 2025 2024 Year into NRDL 2028 N/A N/A 2029 2029 2028 Pricing (RMB, WAC) Launch: 600,000 NRDL: 500,000 Launch: 30,000 Launch: 50,000 Launch: 750,000 NRDL: 600,000 Launch: 700,000 NRDL: 500,000 Launch: 600,000 NRDL: 500,000 COGS (RMB, WAC) 150,000 8,000 15,000 150,000 150,000 150,000 Research & Development (PoS, Adj.) (2) Pre-Launch: $46mm Post-Launch: $0.4mm per year Pre-Launch: $25mm Post-Launch: $0.2mm per year Pre-Launch: $31mm Post-Launch: $0.2mm per year Pre-Launch: $39mm Post-Launch: $0.35mm per year Pre-Launch: $28mm Post-Launch: $0.1mm per year Pre-Launch: $36mm Post-Launch: $0.05mm per year Sales and Marketing 20% of PoS adjusted Revenue 20% of PoS adjusted Revenue 20% of PoS adjusted Revenue 20% of PoS adjusted Revenue 20% of PoS adjusted Revenue 20% of PoS adjusted Revenue Source: Per instructions from the Special Committee, financial analysis reflects CBMG management forecast as of July 23, 2020. Note: NRDL stands for National Reimbursement Drug List. Anti-CD19/20 Bi-CAR’s addressable patient pool is CD-19 CAR-T’s r/r patients. ORR is approximately 50% for Kymriah@ and approximately 40% of patients with ORR would become relapsing patients. In total, 70% of Kymriah@‘s patients are addressable to Anti-CD19/20 Bi-CAR. Similar basis of Yescarta targeted patients was applied assuming their 70% ORR and 40% relapsing patients. Pre-launch Research & Development represents cumulative expenses from 2020E through launch. Other Assumptions Per Management Based on USD / RMB exchange rate of 7.0 throughout the forecast period Tax rate of 15.0%, applied in years when Company generates positive pre-tax operating income Probability of Success (“PoS”) adjustment for R&D: Allocated Pipeline: Based on development phase of product Unallocated: 100% in 2020, ramping down to 30% in 2025 and later years, based on weighted average PoS for all internal/proprietary product sales Change in Working Capital of 15% of the annual change in sales 10

Revenue Projections CBMG Management Source: Per instructions from the Special Committee, financial analysis reflects CBMG management forecast as of July 23, 2020. Unadjusted Revenue ($ millions) PoS Adjusted Revenue ($ millions) 11

Historical and Projected Risk-Adjusted Financials ($ in millions) Source: Per instructions from the Special Committee, financial analysis reflects CBMG management forecast as of July 23, 2020. Represents unallocated R&D, including shared costs relating to D&P, raw materials, staff costs and outsourcing expenses. 12

Methodology and Additional Information Methodology General Description Comments Discounted Cash Flow Analysis (As of August 10, 2020) A methodology based on an entity’s or a business’ risk-adjusted cash flow generating abilities Discount rate range of 12.5% – 14.5% applied to CBMG’s projected cash flows(1) Terminal value calculated using perpetuity growth rate of 2.5% – 3.5% Premiums Paid A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies Reviewed 49 selected transactions involving U.S. listed Chinese acquisition transactions announced since January 1, 2015 Additional Information (for informational purposes) Note: Jefferies made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies. Discount rate range calculated based on market data as of August 10, 2020. 13

Proposed Consideration: $19.75 Implied Equity Value Per Share Selected Metrics Financial Analysis Summary Methodology Source: CBMG Management forecast as of July 23, 2020 (which the Special Committee has instructed Jefferies to use in its financial analysis), public filings, websites, SDC, Merger Market, and Capital IQ as of November 8, 2019 and August 10, 2020, as applicable. Discount rate range calculated based on market data as of August 10, 2020. Premiums Paid (as of August 10, 2020) 25th and 75th percentile of 1 day prior premiums paid range of 14.2% – 28.2% CBMG 8/10/20 closing stock price of $14.97 Discounted Cash Flow Analysis (as of August 10, 2020) Discount rate range: 12.5% – 14.5%(1) Perpetuity growth range: 2.5% – 3.5% Additional Information (for informational purposes) Premiums Paid (as of November 8, 2019) 25th and 75th percentile of 1 day prior premiums paid range of 14.2% – 28.2% CBMG 11/8/19 closing stock price of $17.67 14

Financial Summary Discounted Cash Flow Analysis (1) Summary Sensitivity Source: Per instructions from the Special Committee, financial analysis reflects CBMG management forecast as of July 23, 2020. Discounted to present value as of 6/30/2020 using mid-year convention. Financial analysis treats stock based compensation as a cash-like expense. Assumes midpoint perpetuity growth rate of 3.0% and midpoint discount rate of 13.5% discounted to present value as of 6/30/2020. As of June 30, 2020, cash balance of $13.6 million and adjusted debt balance of $12.5 million, which reflects treatment of $7 million tranche of interim financing as equity, per the conversion terms. Terminal cash flows reflect 2030E management forecast adjusted to set depreciation and amortization equal to capital expenditures and to normalize the change in working capital to reflect perpetuity growth rate. Change in working capital calculated as the perpetuity growth rate multiplied by 2030E probability adjusted revenue of $606mm, and further multiplied by 15%, CBMG management’s assumption regarding the change in net working capital as a percentage of the change in sales. ($ in millions, except per share data) (4) ($ in millions, except per share data) (2) (5) 15

Premiums Paid Detail (for informational purposes) Sources: Public filings, Bloomberg, news articles, and Capital IQ as of August 10, 2020. Note: Dataset includes 49 selected transactions. Selected U.S. Listed Chinese Acquisition Transactions Announced since January 1, 2015 16

Appendix 17

Weighted Average Cost of Capital Sources: Public filings, Capital IQ and Bloomberg as of August 10, 2020. Long horizon expected equity risk premium (historical), per Duff and Phelps. 20-year U.S. Treasury yield as of August 10, 2020. Represents 9th decile size premium per Duff and Phelps Valuation Handbook. Represents spread between yield on 20-year USD-denominated government bond of China and 20-year U.S. Treasury yield as of August 10, 2020. Represents interest rate from Consortium interim financing of January 29, 2020. Assumes 15.0% corporate tax rate for CBMG, per CBMG Management. Two-year weekly, historical-adjusted Beta versus S&P 500 per Bloomberg. Equity values based on closing stock prices as of August 10, 2020. For U.S. companies, assumes 25% tax rate for non-tax payors or tax payors with non-meaningful rate. For non-U.S. companies, assumes the statutory tax rate as provided in their most recent annual reports. Unlevered Beta = Levered Beta / [ 1 + ((D/E) * (1-T))]. TCR2 Therapeutics Inc. beta represents 18 months of available trading data post IPO. Levered Beta = Unlevered Beta * [ 1 + ((D/E) * (1-T))]. (11) 18